First Quarter 2005 Earnings
Conference Call
January 25, 2005
10:00 a.m. CST

Charlie

Welcome, and thank you for joining us today for our first quarter earnings conference call.

We’ve adopted a new format for our conference calls. Our comments today will refer to viewer-prompted, numbered slides available on our website at www.oshkoshtruckcorporation.com. We believe this format will permit more time to conduct the question and answer period of the call. A replay of this call will be available for one year at our website.

Also, please note that today we will occasionally refer to estimates from our October 28, 2004 earnings conference call as our “previous estimates.”

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in slide 2 and in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Bob’s portion of the call will begin with Slide 3. Bob, please lead off.

Bob

Oshkosh First Quarter 2005 Highlights

Good morning. I appreciate everyone’s interest in our fiscal 2005 results. I’ll take you through highlights of our first quarter, our current initiatives to enhance performance and then through developments for each of our three segments.

Fiscal 2005 is off to a promising start. This was the best first quarter in company history, following on the heels of our best fiscal year performance in 2004.

•	Revenues reached $644.9 million, up 30.8%
•	Operating income was $67.6 million, up 44.7%
•	And EPS reached $1.11, up 33.7% and well above our previous estimate of $0.71 per share for the quarter

We are well-diversified, so although our defense business was the standout yet again this quarter, our fire and emergency business delivered very good results and we believe McNeilus has turned the corner.

During the first quarter, we were active in building our future business. We closed the acquisition of CON-E-CO, a leading manufacturer of concrete batch plants, and are in the midst of integrating it with our commercial business. Cross selling between McNeilus and CON-E-CO products is a high priority for us in the concrete market. Just as importantly, all segments have seen increases in their incoming order volume, building strong backlogs. Among the most significant of these are new armor installation requirements totaling $30 million from the U.S. Army and $40 million for new heavy-payload trucks added to our production schedule for fiscal 2005.

All of this positive activity, particularly the new business generated in our defense business, has led us to increase our EPS estimate for fiscal 2005 from $3.45 to $3.85 per share.

Now, before I discuss each of our business segments, I wanted to discuss the aggressive actions we have taken on two major initiatives: the dynamic steel cost environment and the need to turn around the operational performance of our commercial business. We are tackling each of these head on. Please move to Slide 4.

Mitigate Steel Cost Increases

Let’s talk about steel. In fiscal 2004, despite several price increases, rising steel costs carved $0.17 per share from our EPS. As we move through fiscal 2005, we are working to get ahead of the curve and have already implemented additional price increases in our fire and emergency and commercial businesses. Our fire and emergency businesses levied 3.5% to 5.5% price increases effective for orders after January 1. McNeilus raised prices by 2% across the board in November 2004, and, on the defense front, we have reflected increased component and material costs in all new bids and proposals. Although our current backlog still includes products that don’t reflect these increases, we believe we’ve largely flushed low margin units out and expect both earlier price increases and these most recent ones to contribute to earnings in the remaining nine months of fiscal 2005.

Commercial Business Turnaround Program

Now, let’s talk about the state of our commercial business. While revenues and earnings have improved in our domestic markets, we need to continue to improve margins at McNeilus, and we need to fix operations at the Geesink Norba Group to turn performance around in this segment. We are aggressively working on both of these fronts.

At the Geesink Norba Group, we went through too many changes at once – engineering and fielding a completely new design and installing a new production system simultaneously. Combined with the weak European market, that has taken its toll on profitability at Geesink. There is a risk we will need to record a non-cash impairment charge for Geesink Norba Group goodwill. We’re concerned, and we’re doing everything we can to resolve the issues that have led us to this point.

We installed new executive leadership at the Geesink Norba Group in late October and began bringing in new talent experienced in “lean” implementation. We have a great team on site now, and they are hard at work.

We have also moved a top team of 14 professionals from around our Company to the Geesink Norba Group for a four-month period to help them address their operational issues and begin bringing some efficiency back to the production process. We believe we’ve put the right team and the right resources on this problem. Although we think the Geesink Norba Group will still lose money in the second quarter, and probably for the fiscal year, we see the potential to return this business to solid profitability over the next 9 to 18 months. We’ll keep you informed on our progress.

Turning to McNeilus, first we’ve raised pricing by 10.5% to 11.5% since April 2004 to get ahead of the rapidly rising steel costs over the last year. We should start to see the benefit of these price increases next quarter.

Also, as you are aware, increasing sales of our Revolution® mixer is a margin driver for McNeilus. I’m happy to report that the production process has been running smoothly, we are approaching our targeted production labor target, and we have not experienced any recurring problems in the field over the past few months. Our sales team is fully turned on to sell 1,000 Revolution drums in fiscal 2005, and the Revolution will take center stage in our exhibit at the largest international construction show, Con-Agg / Con Expo in March.

Now, let’s move to Slide 5.

Although the commercial business underperformed during the first quarter, we believe that we have made the right moves to improve profitability and that we’ll see some margin expansion already in the second quarter. Lean principles have taken hold, and we believe McNeilus has turned the corner. McNeilus inventories and their production lead times are down substantially from historic levels.

Now, moving on to our Defense Business on Slide 6.

I’ve said it before but I must say it again – our U.S. defense business has never been stronger. With U.S. forces anticipated to remain in Iraq for several more years, Oshkosh’s ability to support the U.S. military’s burgeoning armoring, recapitalization and logistics support requirements is a major performance driver for the corporation and important to our national defense. Happily, we have an exceptional team, both here and in theater, focusing on supporting our customer 24 / 7.

During the first quarter, that meant increased sales and profitability for our defense business. Our parts and service business more than doubled year-over-year as a result of increased demand, a larger number of parts under long-term contract, in-country field service and our integrated electronic parts ordering system.

Armoring of the logistics fleet is a priority for the U.S. Army. Oshkosh has received several contracts in recent months to install and / or procure armor, and we have expanded our facilities and work force in the Middle East to meet the military’s delivery requirements. During the last 45 days, we added a third facility and approximately 200 people, ramping up to the point where we’re armoring about 200 vehicles every week now to execute on our new $30 million armor installation contract.

We believe long-term defense prospects look promising as well. Based on lessons learned during the current conflicts, the U.S. Army has launched a modularity program, designed to make battalions more mobile and self-supporting. This program could boost requirements for heavy-payload trucks. The Pentagon has already given the Army an increase of $25 billion over five years to support modularity, some of which may be devoted to our heavy-payload trucks.

And, finally, let’s turn to the Fire & Emergency Segment on Slide 7.

Our fire and emergency business also outperformed expectations in the first quarter, and we have seen a continued resurgence in their incoming order volume, indicating to us that the overall fire apparatus market is improving.

In particular, federal funding has meant a hot market for purchases of homeland security apparatus by cities, states and federal agencies and incremental business for Pierce. Pierce continues to actively develop configurations for these emerging requirements, and during the first quarter, Pierce received a $5.3 million order for 34 apparatus from the State of Connecticut, funded with homeland security dollars. A Pierce state-of-the-art command vehicle was used by the FBI, along with two units used by the Capitol Police, for the Presidential inauguration, and high-end custom rescues and command vehicles continue to contribute to the profitability of Pierce’s model mix.

Pierce’s newest aerial, a 75’ aluminum ladder, sold well during the first quarter, and Pierce was also selected as exclusive supplier of pumpers for the City of Los Angeles for the next three-years. The initial order covers 16 units.

In terms of our recent acquisitions, JerrDan delivered a strong showing and put us on the path to deliver our EPS accretion target of $0.20 for our three recent acquisitions. JerrDan’s incoming order rate was in the double-digit growth range during the first quarter, and JerrDan’s versatile, new MPL40 light-duty wrecker and self-loader was launched very successfully in November. We continue to integrate BAI, our Italian fire truck subsidiary. BAI’s revenues have exceeded our expectations for the first quarter, and it was recently awarded a major contract for Saudi Arabia that will have a positive impact beginning in the second quarter of fiscal 2006.

Now, I’ll turn it over to Charlie to review our financial results.

Charlie

Good morning.

Some investors might believe that we set a new standard of conservatism in the first quarter by exceeding our earnings per share estimate by $0.40 from our previous estimate. In fact, the results reflect that we are supporting our U.S. troops in Iraq and Afghanistan to the fullest extent possible.

There were three larger items totaling $0.26 per share in the first quarter of fiscal 2005 that contributed to the higher earnings than our previous estimates. These items involved an MTVR base contract margin adjustment of $0.14 per share, recovery of certain pre-contract costs of $0.05 per share and favorable settlements of product liability matters aggregating $0.07 per share. Each will be discussed in some depth later in my remarks.

The balance of the performance that is higher than previous estimates largely resulted from our rapid execution of U.S. Department of Defense (“DoD”) requirements that caused us to shift work between quarters to meet the DoD’s most critical needs and to take risks that ultimately generated higher earnings than we estimated. And, our successful execution of those requirements is exactly why we garnered another $70 million in new defense contracts over the last 45 days.

Let’s discuss our consolidated results for the first quarter by turning to slide 8.

First Quarter Results

For the first quarter, consolidated sales were up 30.8% to $644.9 million compared to last year, with consolidated operating income up 44.7% to $67.6 million compared to last year. For the first time in our history, we achieved a double digit consolidated operating income margin of 10.5% for the quarter. EPS rose 33.7% during the first quarter.

At corporate, our operating expenses were down $1.1 million in the first quarter compared to the prior year primarily because of favorable settlements of product liability matters aggregating $4.2 million which offset higher compensation expense.

With respect to income taxes, the Company’s effective income tax rate in fiscal 2005 is quite high at 38.6% due to higher state income taxes.

Turning to the performance of each segment, let’s move on to slide 9.

Fire and Emergency

Starting with fire and emergency, sales rose 58.0% to $194.2 million in the first quarter. JerrDan and BAI contributed sales totaling $43.6 million in the quarter. Sales grew 22.5% for our other businesses in this segment reflecting our strong order flow last fiscal year principally arising from improved municipal spending for fire apparatus and airport products and an increased emphasis on homeland security apparatus.

Operating income rose 58.9% to $18.4 million, or 9.5% of sales, in the first quarter. The JerrDan and BAI acquisitions contributed operating income of $3.0 million during the first quarter. Operating income for our other businesses in the segment increased 32.7% for the quarter reflecting both the higher sales level and an improved sales mix.

Order growth continued during the quarter across the segment, especially at JerrDan. Segment backlog grew 53.2% in the first quarter compared to the prior year. Pierce’s backlog was up 30.6% and backlog for businesses other than the recently acquired JerrDan and BAI was up 29.9% at December 31, 2004.

Defense

Looking at the defense segment next, please turn to slide 10.

Defense sales rose 13.2% to $215.5 million in the first quarter. New truck sales declined in the quarter, but a more than doubling of parts and service sales drove segment sales up for the quarter. Last year, we shipped a large number of heavy equipment transporters to the U.K. in the first quarter.

The significant shift in mix to relatively higher-margin parts and service sales largely drove operating income to increase 39.1% to $51.7 million, or 24.0% of sales, for the first quarter. In the first quarter of fiscal 2005, we also were able to negotiate contracts under which we recovered $3.7 million of costs previously incurred to maintain and armor certain vehicles in Iraq before we had contracts in place with the U.S. Army. This time we recovered all our pre-contract costs. In at least one other instance in fiscal 2004, we did not. Lastly, the Company recognized an $8.5 million cumulative life-to-date adjustment to MTVR base contract margins in the first quarter of fiscal 2005 that was larger than the $6.5 million adjustment in the first quarter of fiscal 2004. In the first quarter of fiscal 2005, the Company raised its MTVR base contract margins by 0.9% to 8.5%. This adjustment in the first quarter of fiscal 2005 reflected the final negotiation of disputed pricing on two components of the MTVR truck, improved overhead absorption related to higher than expected defense production volumes resulting from increased business related to the conflict in Iraq and other items. In the first quarter of fiscal 2004, the Company raised its MTVR base contract margins by 0.8% to 6.3%.

At December 31, 2004, our defense backlog was up 20.4% over prior year levels.

Commercial

Turning to the commercial segment, please move to slide 11. Compared to the prior year, sales were up 32.0% to $241.6 million, but operating income was down 21.7% to $5.6 million, or 2.3% of sales. While the results were disappointing, we believe that we’ve begun to turn the corner in this segment.

Concrete placement sales and domestic refuse sales surged 56.8% and 29.0%, respectively, during the first quarter compared to the prior year due to robust orders in recent months. Compared to the prior year, operating income for these product lines rose $3.1 million and margins grew 0.3%. We would have liked to see more margin expansion on the higher sales, but relatively flat pricing compared to the prior year at a time of escalating steel and component cost increases prevented that. However, we’re pleased that we flushed out of backlog a substantial majority of orders with low pricing, including a large number of fleet orders, and thus we expect our margins and profitability to improve in the remainder of fiscal 2005 as higher pricing takes effect. From April 2004 through November 2004, we announced price increases of 10.5% to 11.5% on these U.S. product lines.

So, the reason for the decline in earnings in this segment rests solely with our European refuse business, which had an operating loss of $2.6 million in this quarter compared to operating income of $2.0 million in the prior year. The loss resulted from lower unit volume, lower pricing in many end markets and increased material, labor and warranty costs associated with the launch of the new, Geesink-branded rear loader. During the first quarter, we named a new managing director for the business and implemented lean manufacturing disciplines in our facilities in The Netherlands. The result was that we scheduled production to match orders, not to keep the factory running at full capacity. This also caused a curtailment in production and under-absorption of factory overhead in the quarter.

Looking forward in the fiscal year, we now expect to incur operating losses in our European refuse business in each of the next two quarters, but of successively smaller amounts as we expect to execute on plans to reduce the production costs of the new rear loader. We expect a small operating profit in the fourth quarter. For the year, we now anticipate an operating loss of $4.5 million versus operating income of $3.0 million in our previous estimates. Bob described the actions that we’re taking to improve this business. Based on our investigations of the business over the last three months, the strength of the new team, and the support planned from corporate over the next several months, we believe that we can turn around this business, but that it will take us 9 to 18 months to complete the job.

The loss in the first quarter caused us to update our analysis of the valuation of the Geesink Norba Group to determine whether the investment was impaired. Based on the quality of the action plans to turn around the business, we determined that the investment was not impaired at December 31, 2004. We will continue to monitor this investment, but we presently believe that we can restore it to solid profitability over time so that no impairment will be necessary.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At December 31, 2004, rear-discharge unit backlog was up 48.7% compared to prior year levels, while our front-discharge unit backlog was up 6.5%. Our domestic refuse unit backlog was down 1.4% at December 31, 2004 compared to prior year levels, while Geesink Norba Group unit backlog was down 5.5% compared to prior year levels but it was up 7.4% compared to September 30, 2004 and up 20.0% from March 31, 2004 when its backlog bottomed out.

Fiscal 2005 Outlook

Turning to our fiscal 2005 outlook, we are assuming no additional acquisitions nor any impairment of the Geesink Norba Group goodwill in the estimates presented in slides numbered 12 to 15.

We present our sales estimates on slide 12. We’re now estimating our fiscal 2005 sales at $2.775 billion, a $125.0 million increase from our previous estimate, and up an estimated 22.7% over fiscal 2004. The principal drivers of this increase include two new defense contracts signed during the last 45 days including a $30.0 million contract to install armor on 1,464 trucks in Iraq during our second fiscal quarter and a nearly $40.0 million contract to produce an additional 157 new heavy-payload vehicles in the second half of fiscal 2005, and a $10.0 million increase in our estimated defense parts and service sales. We also now expect our fiscal 2005 concrete placement sales and domestic refuse sales to grow an estimated 11.1% and 10.8%, respectively.

Turning to slide 13, we’re now estimating consolidated operating income of $238.0 million in fiscal 2005, up $31.0 million from our previous estimates and up an estimated 31.9% over fiscal 2004. We’re now estimating our defense operating income to increase 22.0% to $156.0 million in fiscal 2005. The $41.0 million increase from our previous estimate reflects the earnings in excess of our previous estimate for the first quarter plus the impact of new business described on the preceding slide. Now, at this time in our fiscal year, it is unlikely that funding could be made available quickly enough to generate any additional defense truck orders for shipment in fiscal 2005, although new defense parts and service business could develop quickly. I previously described the $7.5 million change in our estimate to an operating loss of $4.5 million for European refuse. We are not presently changing our operating income estimate for concrete placement and domestic refuse operating income in the commercial segment. We also added $2.5 million to our corporate expense estimate for fiscal 2005, primarily due to personnel cost increases.

Slide 14 reflects no substantive changes to estimates other than the increase in our estimated effective tax rate which I discussed earlier.

Our quarterly estimates of sales, operating income, net income, earnings per share and debt are described in slide 15. Essentially, we increased our earnings per share estimate by $0.40 per share for the year equal to our performance in excess of previous estimates for the first quarter of fiscal 2005. We are estimating that the benefit of the $80.0 million in new defense business described today is offset by the estimated operating loss in European refuse in future quarters, and increases in estimated corporate expenses and in the effective tax rate.

What key risks are involved in our estimates? We may not be able to improve Geesink Norba Group earnings as quickly as estimated, which could lead to an impairment charge, we may not fully turnaround McNeilus earnings, and we may be unsuccessful or incur unexpected costs in integrating acquisitions. Steel cost increases could also continue and further outpace our selling price increases. Upsides to these estimates primarily involve potential new defense parts and service sales with the DoD arising from the conflict in Iraq and the opportunity to improve MTVR margins as we conclude this contract in our third fiscal quarter. Please review our Form 8-K filed today for other potential risk factors.

Bob will close our prepared remarks.

Bob:

Let me close by saying I’m extremely pleased by our performance. Given that we beat our earnings estimates, some might view us as being overly conservative, but I would simply say that the teams in each business unit have done an exceptional job of delivering above and beyond our expectations. I appreciate their support and believe we are ready for a strong fiscal 2005 and beyond.

Operator, please begin the question and answer period.

13